(LOGO) BANCOKLAHOMA MORTGAGE CORP.

       P.O. Box 35688
       7060 South Yale
       Tulsa, Oklahoma 74153



                Report of Management on Compliance with Minimum
              Servicing Standards Set Forth in the UNIFORM SINGLE
                    ATTESTATION PROGRAM FOR MORTGAGE BANKERS



The Board of Directors
BancOklahoma Mortgage Corp.



We, as members of management of BancOklahoma Mortgage Corp. and subsidiary (the "Corporation"), are responsible for complying with the minimum servicing standards as set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS ("USAP"). We are also responsible for establishing and maintaining effective internal control over compliance with these standards. We have performed an evaluation of the Corporation's compliance with the minimum servicing standards as set forth in the USAP as of December 31, 1996 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 1996, the Corporation complied with the minimum servicing standards set forth in the USAP.


As of and for the same period, the Corporation had in effect a fidelity bond and errors and omissions policy in the amount of $15,000,000.



March 7, 1997

/s/ David L. Laughlin                             /s/ James S. Marshall, Jr.
David L. Laughlin                                 James S. Marshall, Jr.
President                                         Senior Vice President & CFO


                                                                              17